EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

     This Amended and Restated Executive Employment Agreement (this “Agreement”) is made as of the 9th of June, 2004 by and between Mobilepro Corp., a Delaware corporation (the “Company”), and Jay O. Wright (“Executive”).

     WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement dated as of April 15, 2004 (“Original Agreement”) which states the terms and conditions of the Executive’s employment as President and Chief Executive Officer of the Company; and

     WHEREAS, the Company and Executive wish to amend the Original Agreement to extend the period of time the Executive is restricted in the sale of his shares of common stock of the Company.

     NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

     1. Employment Period

          The Company will employ Executive, and Executive will serve the Company, under the terms of this Agreement commencing April 15, 2004 (the “Commencement Date”) for a term of twenty-four (24) months unless earlier terminated under Section 4 hereof. On the second anniversary of the Commencement Date and on each anniversary date thereafter, the term of this Agreement shall automatically be extended for an additional period of twelve (12) months; provided, however, that either party hereto may elect not to so extend this Agreement by giving written notice to the other party at least sixty (60) days prior to such anniversary date. The period of time between the commencement and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

     2. Duties and Status

          The Company hereby engages Executive as its President and Chief Executive Officer on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Executive’s position, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company. These duties include, but are not limited to: (i) seeking and closing acquisition for the Company to increase the Company’s revenue and earnings per share; (ii) structuring and obtaining capital from varied sources to facilitate the growth of the Company; (iii) building the Company’s presence on “Wall Street” and serving as the Company’s “face” to the capital markets; (iv) identifying and recruiting additional personnel to build the Company; (v)

working to shape and determine the strategic direction of the Company; and (vi) handling such other leadership, administrative and managerial roles as is customary and appropriate for a company’s President and Chief Executive Officer.

     3. Compensation and Benefits

(a)	Salary. During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary of One Hundred Eighty Thousand Dollars ($180,000) per year. The base salary may be increased, but not decreased, at the discretion of the Board. After the initial two years of the Employment Period, Executive shall be entitled to receive a minimum of a 5% per annum increase in this base salary.

(b)	Bonus. During the Employment Period, Executive shall be entitled to a cash bonus equal to one percent (1%) of the revenues for the most recent twelve (12) month period of each acquisition made by the Company during the Employment Period. An acquisition shall be deemed “made” if a definitive agreement is executed during the Employment Period and the transaction closes within six (6) months after the definitive agreement is executed. This provision shall not preclude payment of any bonuses due to Executive for acquisitions “made” prior to the Employment Period which close during the Employment Period.

(c)	Equity. As partial consideration for entering into this Agreement, the Company hereby grants Executive a warrant to acquire seven million two hundred thousand (7,200,000) shares of the Company’s common stock at an exercise price or $0.018 per share (the “Warrant Shares”) to vest as follows: (1) three hundred thousand (300,000) Warrant Shares shall vest each month during the term of this Agreement or immediately if Executive’s employment is terminated without cause or for good reason (as described in Section 4 hereof) or due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than fifty percent (50%) of the size (measured by market value) of the Company) or reverse merger with another company; and (ii) four million three hundred thousand (4,300,000) Warrant Shares will vest immediately upon the Company achieving a $25 million market cap for ten (10) consecutive trading days and a price per share of not less than $0.07. The Warrant Shares granted hereunder must be exercised by the tenth anniversary of the date of vesting or shall be forfeited by Executive. All Warrant Shares granted hereunder shall have a “cashless” exercise provision which enables Executive to give up a portion of his Warrant Shares in order to exercise others without paying cash for them. Further, the number, kind and strike price of the stock Warrant Shares granted hereunder shall be appropriately and equitably adjusted to reflect any stock dividend, stock split, spin-off, split-off, extraordinary cash dividend, recapitalization, reclassification or other major corporate action affecting the stock of the Company to the end that after such event Executive’s proportionate interest in the Company shall be maintained as before the occurrence of such event. Executive shall also receive payment of any cash dividend or stock dividend declared and paid by the Company as if Executive had already exercised all of his Warrant Shares, including unvested Warrant Shares. Additionally, the Company acknowledges that, pursuant to its prior employment agreement with Executive, it owes Executive three million four hundred eighty-two thousand five hundred (3,482,500) shares of the Company’s common stock, which shares will be registered after issuance.

(d)	Appointment to the Board. The Company shall appoint Executive to the Board on the Commencement Date by filling a current vacancy on the Board. Executive shall have the choice of immediately accepting such position or deferring such election until such time as the Company has directors and officers liability insurance in effect.

(e)	Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, twenty (20) days of vacation pay plus two (2) sick/personal days, to be used in accordance with the Company’s vacation pay policy for senior executives.

(f)	Business Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, including, but not limited to, telecommunications expenses and travel expenses.

(g)	Office. During the Employment Period, the Company shall provide an office at a place mutually agreeable to Executive and the Company and, to the extent that the Company’s budget allows, secretarial assistance to Executive suitable to Executive’s position as the Company’s Chief Executive Officer. Executive agrees that the Company’s existing offices at 6701 Democracy Boulevard, Bethesda, Maryland 20817 are sufficient to satisfy this covenant for the first ninety (90) days of the Employment Period, but thereafter the Company shall rent an additional office at such location for the sole use of Executive.

     4. Termination of Employment

(a)	Termination for Cause. The Company may terminate Executive’s employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive’s employment hereunder if such termination shall be the result of:

(i)	a willful or grossly negligent material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition), which, in the case of a material breach of the terms of this Agreement or any other agreement, remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach;

(ii)	the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)	substantial and continuing gross neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remains uncured for a period of thirty (30) days following receipt of written notice from the Board specifying the nature of such breach; and

(iv)	the commission by and indictment of Executive of any crime involving moral turpitude or a felony.

(b)	Termination for Good Reason. Executive shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i)	The breach by the Company of any material provision of this Agreement; or

(ii)	A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law.

(c)	Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause and Executive’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

(d)	Voluntary Termination. Executive, at his election, may terminate his employment upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)	Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Executive. The Employment Period may be terminated by the Board if Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(f)	Termination Without Cause. The Company, at its election, may terminate Executive’s employment otherwise than for Cause, upon not less than sixty (60) days written notice of termination.

(g)	Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 4(g), Executive will not be entitled to severance pay.

     5. Consequences of Termination

(a)	Without Cause, due to a Change of Control or for Good Reason. In the event of a termination of Executive’s employment during the Employment Period by the Company other than for Cause pursuant to Section 4(f) or by Executive for Good Reason pursuant to Section 4(b) (e.g., due to a Change of Control of the Company, where Change of Control means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 5(a), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change of Control shall not include a public offering of capital stock of the Company. For purposes of this Section 5(a), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company, the Company shall pay Executive (or his estate) and provide him with the following:

(i)	Lump-Sum Payment. A lump-sum cash payment, payable ten (10) days after Executive’s termination of employment, equal to the sum of the following:

(A)	Salary. The equivalent of nine (9) months (the “Severance Period”) of Executive’s then-current base salary; plus

(B)	Earned but Unpaid Amounts. Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment.

(C)	Equity. All Warrant Shares vested at time of termination shall be retained by Executive. All unvested Warrant Shares shall immediately vest and be retained by Executive. Executive shall have the benefit of the full ten year option period to exercise such Warrant Shares.

(ii)	Other Benefits. The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

(b)	Other Termination of Employment. In the event that Executive’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive any earned but unpaid salary, bonus, and Warrant Shares through Executive’s final date of employment with the Company, and the Company shall have no further obligations to Executive.

(c)	Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)	No Other Obligations. The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

(e)	No Mitigation or Offset. Executive shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(ii).

     6. Governing Law

          This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws.

     7. Indemnity and Insurance

          The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the General Corporation Law of the State of Delaware, except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful

          The Company shall provide that Executive is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or Board members.

     8. Non-Disparagement

          At all times during the Employment Period and for a period of five (5) years thereafter (regardless of how Executive’s employment was terminated), Executive shall not, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about the Company (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors), provided, however, that any statements that Executive makes to his immediate family and in-laws shall be immune from this provision.

     9. Cooperation with the Company After Termination of Employment

          Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Following any notice of termination of employment by either the Company or Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

     10. Lock-up Period and Volume Limitation.

          Executive agrees that he will not sell or otherwise transfer or dispose of any shares of the Company’s common stock that he owns or is entitled to receive following the exercise of any Warrant Shares granted hereunder or other convertible securities that he may receive following the Commencement Date until April 15, 2006. Executive also agrees that he will not sell or otherwise transfer or dispose of more than one million (1,000,000) shares of the Company’s common stock during any calendar quarter thereafter during the Employment Period.

     11. Notice

          All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail to the following addresses:

If to Executive:

Jay O. Wright

Phone:
Email:

If to the Company:

Mobilepro Corp.
Attn: Board of Directors
6701 Democracy Blvd.
Suite 300
Rockville, Maryland 20817
Phone: 301/315-9040

     12. Waiver of Breach

          Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

     13. Non-Assignment / Successors

          Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

     14. Severability

          To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     15. Counterparts

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. Arbitration

          Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to Fifty Thousand Dollars ($50,000), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than Fifty Thousand Dollars ($50,000), the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in the District of Columbia, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     17. Entire Agreement

          This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company. This Agreement takes precedence over any other agreement, including the Company’s 2001 Equity Performance Plan, for interpreting the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date written above.

JAY O. WRIGHT	MOBILEPRO CORP.

/s/ Jay O. Wright	/s/ Daniel Lozinsky

By: Daniel Lozinsky
Its: Secretary and Sole Director